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                             EMPLOYMENT AGREEMENT


 AGREEMENT made as of this 15th day of May, 1989, by and between Windsor Home Care, Inc. ("Windsor"), a corporation organized and existing under the laws of the State of New York, and Anthony J. Esposito, Jr., an individual residing in New York City, New York (the "Executive").

                          W  I  T  N  E  S  S  E  T  H

  WHEREAS, the Corporation (hereinafter defined) desires to employ the Executive, and the Executive desires to be employed by the Corporation, as Vice President, pursuant to the terms and conditions set forth and described herein.

  NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, the parties agree as follows:

  1.  Term and Definition of Corporation

  (a) This Agreement shall commence on the date hereof and, subject to the provisions providing for termination of this Agreement as set forth herein, shall continue until April 30, 1994.

  (b) "Corporation" means, collectively, Windsor and all other subsidiaries of The Care Group, Inc., a Delaware corporation ("Care Group"), for which Executive shall serve as Vice President as requested by the Board of Directors of Care Group.

  2. Scope of Employment. The Executive shall serve as Vice President of the Corporation and shall have the following powers and duties: subject to the sole and exclusive direction of Ann T. Mittasch ("Mittasch"), President of the Corporation, and Gilda G. Schechter ("Schechter"), Executive Vice President of the Corporation, or their successors, the Executive shall (i) participate in the management of the business of the Corporation; (ii) see that the directions of Mittasch and Schechter (or their successors) are carried into effect; and
(iii) in general, discharge all duties incident to the office of Vice President and such other duties incident to the office of Vice President and such other duties as may be required by Mittasch and Schechter from time to time. The Executive shall never be required to report to or take directions from any person other than Mittasch and Schechter or their successors. The Executive shall not, without the prior written consent of Schechter or Mittasch, execute for the Corporation any contracts, deeds, mortgages, bonds, notes, loan agreements or other instruments. The Executive shall devote all of his working time and efforts to the business and affairs of the Corporation.


  3.  Compensation.

  (a) For all services to be rendered by the Executive in any capacity hereunder, including services as an officer, or member of any committee of the Corporation and/or one or more of its



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affiliates or any other duties assigned by him hereunder by Mittasch and/or
Schechter or their successors, the Corporation agrees to pay to the Executive a total base salary of $70,000 during the year May 1, 1989 to April 30, 1990, and for each successive year thereafter beginning on each May 1 and ending the immediately following April 30, a total base salary equal to 15% greater than the base salary for the prior year. In particular, Executive will receive the following base salaries:

           May 1, 1989 to April 30, 1990:  $70,000
           May 1, 1990 to April 30, 1991:   80,500
           May 1, 1991 to April 30, 1992:   92,575
           May 1, 1992 to April 30, 1993:  106,461
           May 1, 1993 to April 30, 1994:  122,430

  (b) executiterms of this Agreement, and such punitive and compensatory damages shall be awarded. The foregoing shall not be construed to limit any relief at law, including but not limited to damages, to which either party may be entitled by reason of any breach of the terms of this Agreement.

  (c) In addition to the base salary set forth in paragraph (a) hereof, the Executive shall be entitled to receive such incentive compensation payments and bonuses as the Board of Directors of Care Group may from time to time determine. In addition, Executive shall be entitled to participate in any incentive or compensation plans directed to executives or key management employees that the Corporation may establish.

  (d) The Executive shall, as the Board of Directors of Care Group may from time to time determine, be entitled to participate in or receive benefits under all of the Corporation's or Care Group's employee benefit plans and arrangements, including, without limitation, any pension plan, profit-sharing plan, savings plan, stock option plan, life insurance, health-and-accident plan or arrangement made available by the Corporation or Care Group in the future to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Nothing paid to the Executive under any plan or arrangement shall be deemed in lieu of compensation to the Executive under paragraph 3(a) hereunder.

  (e) The Executive shall be entitled to the following number of paid vacation weeks in each of the following calendar years:

                     1989:  3 weeks
                     1990:  3 weeks
                     1991:  4 weeks
                     1992:  4 weeks
                     1993:  4 weeks

The Executive shall also be entitled to all paid holidays given by the Corporation and Care Group to their senior executive officers.



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  4.  Unauthorized Disclosure; Non-Competition.

  (a) During the period of the Executive's employment hereunder and continuing forever thereafter, the Executive shall neither, directly or indirectly without the written consent of Care Group's Board of Directors or a person authorized by due resolution thereby, (x) disclose through any means whatsoever any Confidential Information (hereinafter defined) to any person, other than an officer, director, employee, consultant, adviser or agent of the Corporation or Care Group, nor (y) use any Confidential Information for any purpose except insofar as such use is consistent with both the scope of his duties to the Corporation and the terms and conditions of this Agreement. "Confidential Information" means trade secrets, marketing information, customer lists and information concerning business relationships between or among Care Group and/or the Corporation. "Confidential Information" shall not include information (i) which is in the public domain other than by disclosure by Executive, or (ii) which is known to Executive as a result of his own efforts prior to his affiliation with the Corporation.

  (b) During the term of this Agreement the Executive will neither directly or indirectly, alone or together with or through one or more persons, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, independent contractor, agent, director or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of (collectively, "Compete in"), any business ("Competitive Operation") which competes with or is in the same business as any business or operation conducted by the Corporation, Care Group, or by any group, division or subsidiary of the foregoing, including home care and pharmaceutical/infusion services. During the twenty-four month period beginning upon termination of this Agreement, Executive shall not Compete in any Competitive Operation within a one hundred mile radius of any office of the Corporation or Care Group and/or any groups, divisions or subsidiaries of the foregoing. Ownership of five percent (5%) or less of the voting stock of any corporation shall not by itself constitute a violation hereof. However, if this Agreement is terminated pursuant to Section 5(c), the restrictions imposed upon the Executive as set forth in this paragraph 4(b) shall not apply.

  5. Rights to Terminate Employment. Notwithstanding anything herein to the contrary, the Executive's employment hereunder shall be terminated as follows (and Executive shall be entitled to receive such compensation through the actual date of his employment as provided in Section 6(a)):

    (a)  The Executive's employment hereunder shall terminate upon his death.
    (b) The Corporation may terminate the Executive's employment hereunder on 60 days' prior notice to Executive for Cause. For the purposes of this Agreement, the Corporation shall have "Cause" to terminate the Executive's employment hereunder upon (i) a failure by the Executive to substantially perform his duties hereunder, other than any such failure resulting from the Executive's incapacity due to physical or mental illness; (ii) the engaging by the Executive in gross misconduct materially injurious to the Corporation;
(iii) the material breach by the Executive of any material provision, term or condition of this Agreement; or (iv) the conviction by the Executive of a felony.



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    (c)  The Executive may terminate this Agreement and his employment hereunder on 60 days' prior written notice to Care Group by reason of a material breach by the Corporation of any material provision of this Agreement.

  6.  Compensation Upon Termination; Return by Executive of Corporation
Property.

  (a) if the Executive's employment shall be terminated hereunder for any reason (Cause or otherwise), the Corporation shall pay the Executive's full base salary through the date of Termination at the rate in effect at the time when written notice of termination is submitted (the "Cause Time"). In addition, the Executive shall be entitled to receive through the date of termination such amounts as may be provided in any of the Corporation's incentive or compensation plans in effect and in which the Executive shall be a participant immediately prior to the Cause Time.

  (b) In the event of the Executive's termination of employment from the Corporation for any reason, the Executive shall, or prior to termination of such employment, return to the Corporation all papers, documents, computer disks, employee lists and all other property belonging to the Corporation, Care Group or any subsidiaries or affiliates of the foregoing.

  7. Insurance. The Executive agrees that the Corporation procure or maintain insurance on the life of the Executive, in such amounts as the Corporation may in its discretion determine, with Care Group and/or the Corporation named as the beneficiary under any such policies.

  8.  Successors; Binding Agreement; Assignment; Early Termination.

  (a) This Agreement is personal to the Executive and cannot be assigned nor may the duties of the Executive be delegated.

  (b) this agreement shall inure to the benefit of and be enforceable by the Executive's personal and permitted legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees.

  (c) This Agreement will terminate on August 31, 1989 if Care Group will not then have successfully completed an initial public offering.

  9. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when physically received, or if sent by Federal Express or other overnight courier, when sent, to the Corporation or Care Group at its principal office or to the Executive at his address set forth on the first page of this Agreement.

  10. Equitable Remedies. Each party agrees that violation of the terms of this Agreement would cause irreparable damage to other parties for which the remedies at law would be inadequate, and each party shall be entitled, either in any court of law or equity, to preliminary,



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permanent and other injunctive and equitable relief against any breach of the shall devote all of his working time and efforts to the business and affairs of the Corporation.

  11. Savings Clause; Validity.

  (a) If any of the restrictions set forth in Section 4 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected. It is intended that such restrictions shall be severable and shall apply separately and distinctly to every jurisdiction where applicable with the same force and effect as though the said covenants were separately expressed with respect to each of such jurisdictions. The parties hereto declare that if any of the time, area or other restrictions or limitations contained in Section 44 is deemed to be unreasonable by a court of competent jurisdiction, then the parties agree and submit to the reduction of said time and/or area limitations and modifications of such other restrictions to such period or area or other restrictions as said court shall deem reasonable in light of and in furtherance of the intent of this Agreement.

  (b) Notwithstanding any other provisions of this Agreement, the invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

  12.Arbitration.  All disputes, differences and controversies
(collectively in this paragraph referred to as "disputes") arising out of or in any way related to this Agreement may, at the request of the Corporation (or any of its subsidiaries) or Executive, be submitted to and be heard and decided by the American Arbitration Association ("AAA"), in Nassau County, New York to be heard and decided in accordance with the same terms and conditions of this Agreement and the then rules of the AAA ("AAA Rules") by a panel of three (3) arbitrators (unless AAA Rules, as the case may be, shall require a different number of arbitrators) chosen in accordance with the applicable AAA Rules. The decision of the arbitrators shall be final and binding upon the parties, and an order may be entered upon the award of the arbitrators in any court of competent jurisdiction.

  13. Miscellaneous. No provision in this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to it writing and signed by the Executive and by such officer as may be specifically designated by the Board of Directors of the Corporation. No waiver by either party hereto at any time of any breach by the other hereto of, or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York.



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	IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                                    WINDSOR HOME CARE, INC.

                                    By:/s/ Ann T. Mittasch
                                           Ann T. Mittasch

                                    EXECUTIVE

                                     /s/ Anthony J. Esposito, Jr.
                                         Anthony J. Esposito, Jr.